EXHIBIT 99.2

Press Release dated March 21, 2001, of Darden Restaurants, Inc.

                       FORMER SEN. CONNIE MACK ELECTED TO
                            DARDEN RESTAURANTS BOARD

ORLANDO, FL - Darden Restaurants, Inc. has elected former U.S. Senator Connie Mack, III to its Board of Directors. Darden owns and operates the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurant companies.

"We are extremely  honored and excited to welcome Connie to our board," said Joe
R. Lee, Darden's chairman and chief executive officer. "His years of experience in the political arena and banking industry and his proven leadership skills as someone who is highly respected and well liked, will be a tremendous asset to our company as we continue to build Darden into the best casual dining restaurant company, now and for generations."

"Darden is a growing, progressive and very civic-minded company with strong corporate ethics and a solid reputation for integrity and diversity sensitivity," said Mack. "I'm excited to be joining the company's board and look forward to helping them continue to build their brands and solidify their leadership position in the casual dining industry."

After 16 years as a community banker in Lee County, FL, Mack was elected to the U.S. House of Representatives in 1982, where he served three terms. He was elected to the U.S. Senate in 1988 and in 1994 became the first Florida Republican in state history to be reelected to the Senate.

During his second term in the Senate, Mack was the third-ranking Republican and chaired the Joint Economic Committee and the Republic Conference, and was considered a top choice to run as Vice President with then Senator Bob Dole in Dole's bid for the White House.

Throughout his time on the Hill, Mack - who retired from public office when his Senate term expired in January -- had a reputation for being true to his convictions, but also for being fair-minded and a consensus-builder. As Florida pollster Jim Kane said, Mack will be remembered for "his compassion, his intelligent response to issues and not so much by his partisan beliefs."

One of the issues Mack continues to champion is cancer research, including his work with the American Cancer Society and his efforts to improve preventive health care and increase federal spending on medical research. He also recently became Chairman of the Board of the H. Lee Moffitt Cancer Center in Tampa, FL. It's an issue that hits very close to home for Mack - both of his parents battled the disease, his younger brother died from it, his wife, Priscilla, was diagnosed with breast cancer, his daughter is also a cancer survivor, and he himself has had skin cancer.
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Named  for  his  grandfather,   Connie  Mack,  Sr.   (shortened  from  Cornelius
McGillicuddy),   the  legendary   manager-owner  of  the  old  Philadelphia  A's
professional baseball team, Mack, III was instrumental in helping bring the first major league baseball teams to Florida.

Born in Philadelphia (his family moved to Ft. Myers when he was 11 years old), Mack earned a degree in Marketing from the University of Florida.

Mack joins Darden's other directors: Brad Blum,, President, Olive Garden; Dan Burke, President Emeritus/Director, Capital Cities/ABC, Inc.; Odie Donald, President, DirectTV; Julius Erving, Executive Vice President RDV Sports and Vice President, Orlando Magic; Joe Lee; Dick Rivera, President, Red Lobster; Michael Rose, Chairman, Midaro Investments, Inc.; Dr. Hector de J. Ruiz, Ph.D., President and COO, Advanced Micro Devices; Maria Sastre, Vice President, Total Guest Satisfaction Services, Royal Caribbean International; Jack Smith, Past Chairman of the Board, The Sports Authority; Blaine Sweatt, President Darden New Business Development; and Rita Wilson, President, Allstate Indemnity Company.

Darden Restaurants, with headquarters in Orlando, Florida, is the world's largest casual dining company, with more than 1,140 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, over 119,000 employees and annual sales of over $3.7 billion.

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